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                                                                   EXHIBIT 10(a)


                                           Applied Industrial Technologies, Inc.
                                                              3600 Euclid Avenue
                                                           Cleveland, Ohio 44115

                                                                          ,
                                                          ---------------- ----



Dear:

                  Applied Industrial Technologies, Inc. (the "Company") considers it essential to the best interest of the Company and its shareholders that its management be encouraged to remain with the Company and to continue to devote full attention to the Company's business. In this connection, the Company recognizes that the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

                  In order to induce you to remain in the employ of the Company until the occurrence of any "change in control of the Company" (as defined in Section 2 hereof), this letter agreement ("Agreement") sets forth the severance benefits which this Company agrees will be provided to you in the event your employment with the Company is terminated within the two year period immediately following any change in control of the Company for any reason other than your death or normal retirement in accordance with the Company's retirement policy generally applicable to its salaried executive employees. In the event that a change in control of the Company shall not have occurred, your severance benefits, if any, shall be determined without regard to this Agreement.

                  Nothing herein shall be construed so as to prevent either you or the Company from terminating your employment at any time, for cause or otherwise, subject only to the specific payment and other provisions hereinafter provided for under certain circumstances in the event a change in control of the Company shall have occurred prior to the date your termination becomes effective. In addition, this agreement shall be deemed terminated, and of no further force and effect, in the event that you cease to be a Board-elected officer or an appointed officer of the Company prior to a change in control. You hereby specifically acknowledge that your employment by the Company is employment-at-will, subject to termination by you, or by the

Company, at any time with or without cause. You also acknowledge that such employment-at-will status cannot be modified except in a specific writing which has been authorized or ratified by the Board of Directors of the Company.

                           1. CONTINUED EMPLOYMENT. This confirms that you have
advised the Company that, in consideration of, among other things, the Company's entering into this Agreement with you, it is your present intention to remain in the employ of the Company unless and until there occurs a change in control of the Company.

                           2. CHANGE IN CONTROL. No benefits shall be payable
hereunder unless a change in control of the Company shall have occurred and your employment by the Company shall have been terminated within two years thereafter by either you or the Company other than by reason of your death or Retirement. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or any similar item or successor schedule, form, or report) promulgated under the Securities Exchange Act of 1934 as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if and at such times as (i) any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Termination by the Company or you of your employment for "Retirement" shall mean any termination at or after your normal retirement age determined in accordance with the Company's retirement policy generally applicable to its salaried executive employees, which normal retirement age, for the purpose of this Agreement, shall be deemed to be attainment of age 65. Except in the case of Retirement or death, termination of your employment shall be effective only as of the earliest date (hereinafter referred to as the "Date of Termination") specified by either you or the Company in a written notice of termination ("Notice of Termination") to the other party hereto. Notwithstanding any provision herein to the contrary, if at any time prior to a change of control you receive notice from the Company that you shall be placed in an income continuation status (i.e. where the Company agrees to (i) continue to pay your then existing salary or a modified level of salary continuation and/or all or some of your then existing employee benefits and (ii) relieve you of your obligation to render services to the Company) your employment for the purpose of this Agreement only, shall be deemed terminated as of the date of such notice and no benefits shall be payable to you hereunder.

                  3. SEVERANCE PAY. If a change in control of the Company shall have occurred and within two years thereafter your employment by the Company shall have been terminated for any reason other than your Retirement or death, then in addition to all other


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benefits which you have earned prior to termination or to which you are otherwise entitled, the Company shall pay to you as severance pay in a lump sum on or before the fifth day following the Date of Termination, the following amounts:

                  (a) your full base salary through the Date of Termination at the rate in effect ten days prior to the date Notice of Termination is given;

                  (b) in lieu of any further salary for periods subsequent to the Date of Termination, an amount equal to the product of (i) the sum of your annual base salary at the highest rate in effect at any time since any change in control of the Company (your "base compensation") multiplied by (ii) the lesser of the number ______ or a fraction the numerator of which is the number of months from and including the month in which the Date of Termination occurs to and including the month in which you would attain age sixty-five (65) and the denominator of which is twelve (12);

                  (c) in lieu of shares of Common Stock of the Company, without par value ("Company Shares") issuable upon exercise of options ("Options"), if any, granted to you under any Company stock option plan (which Options shall be deemed canceled upon the making of the payment herein referred to), you shall receive an amount in cash equal to the aggregate spread between the exercise prices of all such Options that are outstanding and held by you (whether or not then fully exercisable) and the higher of (i) the mean of the high and low trading prices of Company Shares on the New York Stock Exchange on the Date of Termination or (ii) the highest price per Company Share actually paid in connection with any change in control of the Company; and

                  (d) an amount of cash equal to any unvested portion of your interest in any of the Company's benefit plans as of the Date of Termination.

                  4. BENEFIT PLANS. If a change in control of the Company shall have occurred and within two years thereafter your employment by the Company shall have been terminated for any reason other than your death or Retirement, then the Company shall maintain in full force and effect, for your continued benefit for two years after the Date of Termination, all group insurance, health and accident, disability and other employee benefit plans, programs and arrangements (but the provisions of this section shall not extend to any retirement plan of the Company), in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such plans, programs and arrangements. In the event that your participation in any such plan, program or arrangement is barred, or any such plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide you with benefits substantially similar to those which you were entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination. At the end of the period of coverage hereinabove provided for, you shall have the option to have assigned to you


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at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to you.

                  5. NO MITIGATION REQUIRED. You shall not be required to mitigate the amount of any payment or benefit provided for in paragraph 3 or 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in paragraph 3 or 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

                  6. ADDITIONAL PAYMENTS.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment or distribution to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including without limitation the Management Incentive Plan or any stock option agreement) or similar right (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (including federal, state, and local taxes and any interest or penalties imposed with respect to such taxes and including any Excise Tax) imposed upon the Gross-Up Payment, you retain (or have withheld and credited on your behalf for tax purposes) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 6(e) hereof, all determinations required to be made under this Section 6, (including whether an Excise Tax is payable by the Executive, the amount of such Excise Tax, whether a Gross-Up Payment is required, and the amount of such Gross-Up Payment) shall be made by a nationally-recognized legal or accounting firm (the "Firm") selected by you in your sole discretion. You agree to direct the Firm to submit its determination and detailed supporting calculations to both you and the Company within 15 calendar days after the Date of Termination, if applicable, or such earlier time or times as may be requested by you or the Company. If the Firm determines that any Excise Tax is payable by you and that a Gross-Up Payment is required, the Company shall pay you the required Gross-Up Payment within five business days after receipt of such determination and calculations. If the Firm determines that no Excise Tax is payable by you, it shall, at the same time as it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon you and the Company. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In


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the event that the Company exhausts its remedies pursuant to Section 6(e)
hereof and you thereafter are required to make a payment of any Excise Tax, you may direct the Firm to determine the amount of the Underpayment (if any) that has occurred and to submit its determination and detailed supporting calculations to both you and the Company as promptly as possible. Any such Underpayment shall be promptly paid by the Company to you, or for your benefit, within five business days after receipt of such determination and calculations.

                  (c) You and the Company shall each provide the Firm access to and copies of any books, records and documents in the possession of the Company or you, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determination contemplated by Section 6(b) hereof.

                  (d) The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by Section 6(b) hereof shall be borne by the Company. If such fees and expenses are initially paid by you, the Company shall reimburse you the full amount of such fees and expenses within five business days after receipt from you of a statement therefor and reasonable evidence of your payment thereof.

                  (e) You agree to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten business days after you actually receive notice of such claim. You agree to further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by you). You agree not to pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which you give such notice to the Company and (ii) the date that any payment or amount with respect to such claim is due. If the Company notifies you in writing at least five business days prior to the expiration of such period that it desires to contest such claim, you agree to:

                   (i) provide the Company with any written records or documents in your possession relating to such claim reasonably requested by the Company;

                   (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company,

                   (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                   (iv) permit the Company to participate in any proceedings relating to such claim,

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provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(e), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that you may participate therein at your own cost and expense) and may, at its option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (f) If, after the receipt by you of an amount advanced by the Company pursuant to Section 6(e) hereof, you receive any refund with respect to such claim, you agree (subject to the Company's complying with the requirements of Section 6(e) hereof) to promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after your receipt of an amount advanced by the Company pursuant to Section 6(e) hereof, a determination is made that you are not entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 6.

                  7. SECURITY. To secure payment of the benefits herein provided for the Company agrees to maintain an irrevocable escrow account (the "Escrow Account") at Key Trust Company of Ohio, N.A. (the "Bank"), Cleveland, Ohio, and to keep on deposit in the Escrow Account such amount, if any, as shall at all times be at least equal to the required security hereinafter provided for. The maximum amount of required security to be kept on deposit at any time shall be
(A) an amount equal to one (1) times your annualized base compensation, with such amount to be recalculated each November to reflect changes in your annualized base compensation, or (B) if there has been a determination with your written consent or by a final


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arbitral award rendered in accordance with this Agreement that a specific lesser amount fully secures the Company's obligations under this Agreement, or that the Company has fully performed its obligations under this Agreement, then such specific lesser amount or, in the case that the Company has fully performed its obligations under this Agreement, nothing. The full maximum amount of required security shall be kept on deposit at all times after there shall have been a change in control of the Company. Unless and until such a change in control of the Company shall have occurred, however, the Company shall only be obliged to maintain on deposit in the Escrow Account an amount at least equal to 50% of the maximum amount of required security. Amounts deposited in the Escrow Account shall be paid out by the Bank only to you, in such amounts as you shall certify to the Bank as amounts that the Company is in default in paying to you under this Agreement, or to the Company, to the extent that the amount on deposit exceeds the maximum amount of required security as specified in joint written instructions from you and the Company to the Bank or in a final arbitral award rendered pursuant to paragraph 14 hereof.

                  8. SUCCESSORS, BINDING AGREEMENT. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substances satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if the Company had terminated your employment after a change in control of the Company occurring at the time of succession, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devises, legates, or other designee or, if there be no such designee, to your estate.

                  9. CONTINUED STATUS AS ELECTED OFFICER OR APPOINTED OFFICER. Notwithstanding anything to the contrary elsewhere contained in this Agreement, if you cease to be a Board-elected officer or an appointed officer of the Company prior to a change in control, this Agreement shall be deemed terminated and of no further force and effect.

                  10. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or


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mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  11. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board, provided, that the Company shall have the right to terminate its obligations to you under this Agreement by written notice given to you at least two years in advance of your Date of Termination. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof and, except to the extent a specific compensation program provides for benefits upon a change in control relative to that program, which provisions shall remain in effect, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Without limiting the generality of the foregoing, this Agreement supersedes and replaces in its entirety any prior agreement relating to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.

                  12. VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  14. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Cleveland, Ohio in accordance with the rules of the American Arbitration Association then in effect and all arbitration expenses, shall be borne by the Company. Judgment may be entered on the arbitrators' award in any court having jurisdiction, provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                  15. EFFECTIVE DATE. This letter Agreement will be effective as of __________________.


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                  16. LEGAL FEES AND EXPENSES. It is the intent of the Company that you shall not be required to incur the expenses associated with the enforcement of your rights under this Agreement by arbitration, litigation or other legal action because the cost and expenses thereof would substantially detract from the benefits intended to be extended to you hereunder. Accordingly, if it should appear to you that the Company has failed to comply with any of its obligations under this Agreement or in the event the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any arbitration or litigation designed to deny, or to recover from, you the benefits intended to be provided to you hereunder, the Company irrevocably authorizes you from time to time to retain counsel of your choice, at the expense of the Company, to represent you in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to your entering into an attorney-client relationship with such counsel, and in that connection the Company and you agree that a confidential relationship shall exist between you and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by you as a result of the Company's failure to perform this Agreement or any provision hereof (including this Section 16) or as a result of the Company or any person contesting the validly or enforceability of this Agreement or any provision hereof.

                  If this letter, correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of the letter which will then constitute our agreement on this subject.

                                       Sincerely,

                                       APPLIED INDUSTRIAL TECHNOLOGIES, INC.



                                       By:
                                           -------------------------------------


AGREED TO EFFECTIVE AS OF



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                              Schedule Pursuant to
                     Item 2 of Item 601(a) of Regulation S-K

The Executive Severance Agreements ("Agreements") presently in effect for eight
(8) executive officers are substantially identical in all material respects. This revised schedule is included pursuant to Instruction 2 of Item 601(a) of Regulation S-K for the purpose of setting forth the material details in which the specific Agreements differ from the form of Agreement:


                                                                                "Base Compensation"
                                                                                Multiple Pursuant
Name                                Title                                       to Paragraph 3(b)

J. C. Dannemiller                   Chairman, Chief
                                    Executive Officer &
                                    President                                   Three (3)

J. C. Robinson                      Vice Chairman                               Three (3)

F. A. Martins                       Vice President-Sales &
                                    Field Operations                            Two (2)

B. L. Purser                        Vice President-Marketing
                                    & National Accounts                         Two (2)

R. C. Shaw                          Vice President-Communications,              Two (2)
                                    Organizational Learning &
                                    Quality Standards

R. C. Stinson                       Vice President-Administration,              Two (2)
                                    Human Resources,
                                    General Counsel & Secretary

J. R. Whitten                       Vice President-Finance &
                                    Treasurer                                   Two (2)

M. O. Eisele                        Controller                                  Two (2)


          The continuation of employee benefit plans, programs and arrangements set forth in Paragraph 4 is three (3) years for Messrs. Dannemiller and Robinson, and two (2) years for the other executive officers listed.




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